April 20, 2000

VIA FED EX

Robert A. Baffi, Ph.D.
8 Elston Court
San Carlos, CA  94070


Dear Robert:

         I am pleased to offer you the position of Vice President of Quality Assurance and Quality Control at BioMarin Pharmaceutical Inc. At the Board meeting of April 19th, you were named an executive officer of BioMarin. You will report directly to Bill Anderson, our Chief Financial Officer and Vice President of Finance and Administration. You will be responsible for directing the quality operations (internal and external) of all BioMarin and Joint Venture products; manage quality operations for clinical and commercial requirements in all BioMarin facilities, including Bel Marin Keys and Galli Drive, Phases 1 and 2; quality control, quality assurance and validation activities; contribute to quality participation in efficient process development and process changes for cost effective manufacture; responsible for budgets, forecasts and actual financial performance of the Quality organization; and other duties as required.

         Your starting salary at BioMarin will be $200,000 per year. As you will note from the attached addendum, BioMarin will pay some of your moving expenses. Although an annual performance bonus cannot be guaranteed at this time, BioMarin did award short term incentive compensation for 1999 performance which was paid in stock options at the end of 1999. We anticipate a continuation of this program at the end of 2000 with the likelihood that the means of payment will be stock options. You would be a participant in 2000 awards on a pro-rated basis for time with the Company during 2000.

         As additional incentive, the BioMarin Board of Directors has granted to you stock options to purchase 200,000 shares of common stock in BioMarin Pharmaceutical Inc. The exercise price of these stock options will be determined by the Nasdaq closing price on your first day of employment with BioMarin. These stock options will have a vesting schedule as follows: 15% will vest upon FDA approval of PAI and 15% will vest upon the filing of the BLA of Aldurazyme. The above 30% will vest in any case upon the completion of four years of service after your start date. The remaining 70% of your


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Robert A. Baffi, Ph.D.
Page 2
April 20, 2000


options shall vest as follows: 6/48ths upon the completion of six months of employment and 1/48 per month thereafter.

         You will receive an additional 10,000 shares of common stock in BioMarin Pharmaceutical Inc. The exercise price of these stock options will be determined by the Nasdaq closing price on your first day of employment with BioMarin. These stock options will have a vesting schedule as follows: 50% vesting after six months of employment and monthly vesting thereafter at 1/12 per month. You will be fully vested in those options one year from grant. Both sets of options will expire ten years after the date of grant. Should your employment with the company terminate for any reason your vested stock options will expire 90 days beyond your termination date, if not previously exercised. Unvested options will immediately cease to vest.

         Upon a change of control, should such an event occur, you will have essentially the same agreement terms as other officers which are detailed in an attachment to this letter. You will also be subject to an indemnification agreement which includes essentially the same terms as indemnification agreements with other officers and directors.

         As a regular employee at BioMarin you will accrue three weeks per year of paid vacation and be eligible to be covered by the company's medical, dental, and group life insurance plans. A description of the company's employee manual was previously sent to you and you acknowledge receipt of that information by your signature below.

         Your employment may be terminated at any time by BioMarin without cause upon six months' notice to you and by you upon three months' notice to BioMarin's Board of Directors. If your employment is terminated under the provisions of this paragraph, BioMarin shall determine in its sole discretion whether you shall continue to discharge your duties as Vice President of Quality Assurance and Quality Control. In any case, you shall be entitled to compensation and benefits as provided in this letter until the effective date of your termination.

         If, within twelve months of this letter, your employment terminates for "cause" (as defined herein), you shall not be entitled to compensation and benefits as provided in this letter. "Cause" is defined as (i) an act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in your personal enrichment, (ii) your conviction or, plea of nolo contendere to, a felony, (iii) a willful act by you which constitutes gross misconduct and which is injurious to the Company, and
(iv) following delivery to you of a written demand for performance from the Company which describes the basis for the Company's belief that you have not


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Robert A. Baffi, Ph.D.
Page 3
April 20, 2000


substantially performed your duties, continued violations by you of your obligations to the Company. The notice of termination under the provisions of this paragraph shall state the grounds for termination and state all relevant facts supporting the grounds.

         If you, in the opinion of a licensed medical doctor, become mentally or physically incapacitated to the extent that you are unable to discharge your employment duties for a period of six months or more, BioMarin shall continue to provide you, for a period ending six months from the determination of incapacity with the compensation as set out in this letter. If you die during the term of your employment, BioMarin shall continue to pay, for six months following your death, your compensation, as set out in this letter, to your surviving spouse, if there is one, or if not, to the executor or administrator to your estate.

         This offer of employment is made contingent on your providing BioMarin with the legally required proof of your identity and authorization for you to work in the United States. Please be advised that nothing in this offer is intended to imply an employment contract of specific duration with BioMarin.

         We are all eagerly looking forward to working with you. As you know this is an exciting time in BioMarin's early growth and I believe you will find this a very challenging and rewarding experience. If you accept this offer, you can plan on starting on or before May 9, 2000.

Sincerely,



R. W. Anderson
Vice President of Finance and Administration
Chief Financial Officer

I accept this offer


-------------------


Date: ______________

                               RELOCATION ADDENDUM

         BioMarin will pay your moving and relocation expenses, up to and including, Fifty Thousand Dollars ($50,000.00) as indicated below. We will reimburse you from your receipts.

         BioMarin must follow the IRS guidelines as to taxable/non-taxable status for relocation reimbursement by an employer. Reimbursement for relocation expenses received from BioMarin will not be considered income for expenses that would be deductible as a moving expense if directly paid by the employee. Any amount paid by BioMarin that would not be considered a qualified reimbursement for relocation expenses will be included as gross income and taxed.

         Deductible   moving   expenses   are   limited   to  the  cost  of  (1)
transportation of household goods and personal effects and (2) travel (including lodging but not meals) to the new residence.

         To be eligible for the moving expense a distance test must be met. The new principal place of work must be at least 50 miles farther from the taxpayer's old residence than the old residence was from the taxpayer's old place of work.

         Where an automobile is used in making the move, a taxpayer may deduct either (1) the actual out-of-pocket expenses incurred (gasoline and oil, but not repairs, depreciation, etc.) or (2) a standard mileage allowance of ten cents per mile.

         Any additional relocation expense that you incur that is not deductible will be paid by BioMarin but will be taxed per the IRS. Those additional monies will show up as gross income. If you need clarification or additional information, please consult your tax advisor.

-------------------------------
R. W. Anderson
Vice President, Finance and Administration
Chief Financial Officer

-------------------------------
Robert Baffi

Date:  __________________________